Exhibit 99.1
For Immediate Release
PLATO LEARNING REPORTS THIRD QUARTER 2007 RESULTS
•	Orders for Subscription Courseware Products Increase 59%; Subscription Revenues Increase 49%

•	Net Loss Declines as Total Costs and Expenses Are Reduced by $5.2 Million

•	Declining Orders for Non-Strategic Legacy Products Result in Net Order Decline
          MINNEAPOLIS, MN – September 6, 2007 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult computer-based e-learning solutions, today announced revenues of $19.2 million for its third quarter ended July 31, 2007, compared to $23.5 million for the third quarter of fiscal 2006. Subscription revenues grew 49% in the quarter to $6.5 million. The decline in total revenues was due to a decline in license fees from legacy perpetual products as the Company continues its transition from a perpetual software licensing model, for which revenue is recognized upon delivery, to a software-as-a-service model in which revenue is recognized over a subscription period.
          The Company’s net loss for the third quarter declined to $1.0 million, or $0.04 per share, in 2007 from a net loss of $1.8 million, or $0.08 per share in 2006, as operating costs and expenses declined by $5.2 million. Third quarter 2007 results include a one-time benefit of $0.8 million, or $0.04 per share, related to the early termination of a lease for the Company’s former U.K. office facility. Cash balances increased to $22.4 million at the end of the third quarter compared to $21.0 million at the end of the second quarter.
          Orders for the Company’s online subscription courseware products grew 59% to $11.1 million for the quarter while orders for the Company’s legacy perpetual license products declined by $7.7 million. Total orders for the third quarter were $26.3 million compared to $34.4 million in 2006.
          Mike Morache, PLATO Learning President and CEO said, “The key metrics we monitor to gauge the progress of our strategy reflect ongoing positive trends. Orders for our subscription courseware products continue to experience significant growth and are up 91% year-to-date compared to the first nine months of fiscal 2006. During the quarter we added 207 school districts and community colleges as subscribers to our new PLATO Learning Environment™ (PLE™), an increase of 160% over the third quarter of last year. At the end of the quarter, 260,000 users in 602 school districts, community colleges and other learning institutions across the U.S. were registered to use PLE. Subscription revenues now represent more than one-third of total revenues, up from 19% in the third quarter of 2006, and grew 49% over the same period last year and 22% over the second quarter of this year.”
          Mr. Morache continued, “Although we experienced strong growth in orders for our subscription courseware products, total orders declined 24% from the third quarter of last year as we continue managing through the transition from our legacy perpetual license products to our new subscription-based products delivered on PLE. The third quarter of 2007 was the first full quarter under the leadership of our new K-12 sales executive and we are very encouraged by the progress already made during this period.”
          Gross margins in the third quarter of 2007 were 49% compared to 58% in the same period last year, reflecting a decline in higher margin perpetual license fees, which have a relatively fixed cost base, and a decline in subscription margins from 65% in 2006 to 37% in 2007. Third quarter 2006 subscription margins reflect a one-time benefit related to third-party royalties under a renegotiated agreement completed during that quarter. Excluding this benefit, third quarter 2006 subscription margins would have been 47%. The remaining decline reflects straight-line amortization of new products released in the second half of 2006 relative to the gradual growth of related subscription revenues. Services gross margins improved to 48% in the third quarter of 2007 from 44% in the third quarter of 2006. Operating expenses in the quarter declined $5.1 million, and included a one-time benefit of $0.8 million related to the early termination of a U.K. lease commitment. This represents a 33% decline from the third quarter of 2006 and reflects the Company’s cost reduction and restructuring activities in fiscal year 2006 and early 2007.
          Conference Call
          A conference call to discuss this announcement is scheduled for today, September 6, 2007, at 3:45 p.m. CDT (Central Daylight Time). The dial-in number for this call is 1.888.276.0007 in the U.S. and Canada, and 1.612.332.0107 internationally. Attendees should call 10 minutes prior to the start of the call and inform the operator they are participating in PLATO Learning’s call. A recording of the call will be available from 8:15 p.m. CDT on September 6, 2007, until midnight on September 13, 2007. To access the recording, call 1.800.475.6701 in the U.S. and Canada and 1.320.365.3844 internationally. At the prompt, enter pass code number 855098.
          Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/Investor-Relations/Conference-Calls.aspx.
          About PLATO Learning
          PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.
          PLATO Learning is a publicly held company traded as TUTR on the NASDAQ market. PLATO Learning educational software is delivered via the Internet, CD-ROM, and private intranets, and is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.
          PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and Puerto Rico, as well as international distributors in the United Kingdom and South Africa. For more information, please visit http://www.plato.com.
          This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Actual results may differ materially from anticipated results.
PLATO® and Academic Systems® are registered trademarks of PLATO Learning, Inc. PLATO Learning and Straight Curve are trademarks of PLATO Learning, Inc.

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
REVENUES
Subscriptions	$6,532	$4,373	$17,045	$12,783
License fees	5,940	11,689	13,652	27,658
Services	6,731	7,394	20,745	26,476

Total revenues	19,203	23,456	51,442	66,917

COST OF REVENUES
Subscriptions	4,140	1,539	11,075	6,436
License fees	2,066	4,051	6,212	9,705
Services	3,496	4,174	9,837	13,436

Total cost of revenues	9,702	9,764	27,124	29,577

GROSS PROFIT	9,501	13,692	24,318	37,340

OPERATING EXPENSES
Sales and marketing	7,579	9,539	22,682	28,849
General and administrative	2,865	4,064	8,983	13,026
Product maintenance and development	499	1,210	3,412	3,974
Amortization of intangibles	438	904	1,352	2,806
Restructuring	(766)	21	(766)	360

Total operating expenses	10,615	15,738	35,663	49,015

OPERATING LOSS	(1,114)	(2,046)	(11,345)	(11,675)

Other income, net	218	405	917	1,238

LOSS BEFORE INCOME TAXES	(896)	(1,641)	(10,428)	(10,437)

Income tax expense	150	150	450	450

NET LOSS	$(1,046)	$(1,791)	$(10,878)	$(10,887)

LOSS PER SHARE
Basic and diluted	$(0.04)	$(0.08)	$(0.46)	$(0.46)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	23,762	23,701	23,747	23,668

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share amounts)

	July 31,	October 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$22,351	$33,094
Accounts receivable, net	15,173	18,529
Inventories	970	1,832
Other current assets	5,567	6,346

Total current assets	44,061	59,801

Equipment and leasehold improvements, net	5,971	6,308
Product development costs, net	29,304	25,363
Goodwill	71,865	71,865
Identified intangible assets, net	8,576	10,545
Other long-term assets	3,491	2,348

Total assets	$163,268	$176,230

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,258	$4,685
Accrued compensation	6,324	5,990
Other accrued liabilities	3,595	6,622
Deferred revenue	33,640	33,736

Total current liabilities	47,817	51,033

Long-term deferred revenue	8,013	8,110
Deferred income taxes	2,981	2,531
Other long-term liabilities	—	106

Total liabilities	58,811	61,780

Stockholders’ equity:
Common stock	238	237
Additional paid-in capital	169,612	168,597
Treasury stock at cost	(205)	(205)
Accumulated deficit	(63,896)	(53,017)
Accumulated other comprehensive loss	(1,292)	(1,162)

Total stockholders’ equity	104,457	114,450

Total liabilities and stockholders’ equity	$163,268	$176,230

PLATO Learning, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	July 31,
	2007	2006
OPERATING ACTIVITIES:
Net loss	$(10,878)	$(10,887)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	450	450
Depreciation and amortization	11,860	11,252
Provision for doubtful accounts	(539)	164
Stock-based compensation	888	1,038
Other adjustments	(26)	24
Changes in operating assets and liabilities:
Accounts receivable	3,895	1,201
Inventories	862	2,001
Other current and long-term assets	(120)	790
Accounts payable	(428)	(1,065)
Other current and long-term liabilities	(2,793)	(4,238)
Deferred revenue	(193)	(1,313)

Total adjustments	13,856	10,304

Net cash provided by (used in) operating activities	2,978	(583)

INVESTING ACTIVITIES:
Capitalized internal product development costs	(11,718)	(10,665)
Purchased product development	—	(3,000)
Purchases of equipment and leasehold improvements	(1,471)	(1,682)
Purchases of marketable securities	—	(4,250)
Sales of marketable securities	—	229
Maturities of marketable securities	—	2,750

Net cash used in investing activities	(13,189)	(16,618)

FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	155	670
Payment of debt financing fees	(523)	—
Repayments of capital lease obligations	(34)	(84)

Net cash (used in) provided by financing activities	(402)	586

EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(130)	(63)

Net decrease in cash and cash equivalents	(10,743)	(16,678)

Cash and cash equivalents at beginning of period	33,094	46,901

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,351	$30,223

PLATO Learning, Inc.
Supplemental Financial Information
(Unaudited)
Order Information ($000s)

	Three Months Ended July 31,			Nine Months Ended July 31,
			%			%
	2007	2006*	Change	2007	2006*	Change
Order Value:
Subscriptions
Courseware	$11,118	$7,005	59%	$19,692	$10,320	91%
Assessment and other	1,396	4,397	(68%)	3,017	7,075	(57%)

Total subscriptions	12,514	11,402	10%	22,709	17,395	31%

License fees	5,503	13,216	(58%)	12,306	28,417	(57%)

Services	8,276	9,759	(15%)	16,722	20,896	(20%)

	$26,293	$34,377	(24%)	$51,737	$66,708	(22%)

Percent of Total Order Value:
Subscriptions
Courseware	42%	20%		38%	15%
Assessment and other	5%	13%		6%	11%

Total subscriptions	47%	33%		44%	26%

License fees	21%	39%		24%	43%

Services	32%	28%		32%	31%

	100%	100%		100%	100%

*	Certain 2006 amounts previously reported as services orders have been reclassified to subscriptions orders to conform to the current period presentation.
Deferred Revenue Balances ($000s)

	As of July 31,
			%
	2007	2006	Change
Subscriptions	$26,134	$16,643	57%
License fees	928	2,825	(67%)
Services	14,591	19,650	(26%)

	$41,653	$39,118	6%

Company Contacts:
Mike Morache
President and Chief Executive Officer
PLATO Learning, Inc.
952.832.1000
Rob Rueckl
Vice President and Chief Financial Officer
PLATO Learning, Inc.
952.832.1000
Steve Schuster
Vice President and Treasurer
PLATO Learning, Inc.
952.832.1000